Dieterich & Associates Opinion and Consent of Counsel

December 21, 2005 Medical International Technology, Inc. 2281 Guenette, Ville Saint-Laurent Montreal, Quebec Canada HR4 2E9
Gentlemen,

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by MEDICAL INTERNATIONAL TECHNOLOGY, INC. (“Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to an aggregate of 420,000 shares of the Common Stock of the Company (the “Shares”) to be issued to Geoffrey Armstrong for services rendered to the Company.

As counsel for the Company, we have examined such corporate records, documents and such question of law as we have considered necessary or appropriate for purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares and that the Shares being registered pursuant to the Registration Statement will be duly authorized, legally issued, fully paid and non-assessable. This opinion does not cover any manners related to any re-offer or re-sale of the shares by any Plan Beneficiaries, once properly and legally issued as described in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provision of the Act. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion is based on our knowledge of the laws and facts as of the date hereof. This opinion does not address or relate to any specific state securities laws. We assume no duty to communicate with the Company in respect to any matter, which comes to our attention hereafter.

Cordially,
/s/ Christopher Dieterich Christopher Dieterich, Esq.

Law Offices of Dieterich & Associates

11300 W. Olympic Boulevard, Suite 800 Los Angeles, California 90064